Exhibit 99.1

                                             Raytheon Company
  Global Headquarters
 Waltham, Mass.

Media Contact
Jon Kasle
781.522.5110

corporatepr@raytheon.com

For Immediate Release

James E. Cartwright elected to Raytheon Board of Directors

WALTHAM, Mass., (Jan. 27, 2012) – The Board of Directors of Raytheon Company (NYSE: RTN) has elected Gen. James E. Cartwright (USMC, ret.) as a director. With the election of Cartwright, the Raytheon board is comprised of 10 directors.

Cartwright, 62, joins the Board following more than 40 years of distinguished military service, culminating in his service from 2007 to 2011 as the eighth vice chairman of the Joint Chiefs of Staff, the nation’s second-highest military officer. He retired from the United States Marine Corps in August 2011 and currently is the Harold Brown Chair in Defense Policy Studies at the Center for Strategic and International Studies.

“General Cartwright’s deep understanding of defense and broad experience in military operations and matters of national security will be of great value to our Board,” said Raytheon Chairman and CEO William H. Swanson.

Prior to serving as Vice Chair of the Joint Chiefs, Cartwright was commander, U.S. Strategic Command, from 2004 to 2007. He served as director for Force Structure, Resources and Assessment, J-8, Joint Staff (2002-2004); as Commanding General, 1st Marine Aircraft Wing (2000-2002); and in a number of other positions including operational assignments as a naval flight officer and naval aviator who flew the F-4 Phantom, OA-4 Skyhawk and F/A-18 Hornet.

Cartwright attended the University of Iowa and was commissioned a second lieutenant in the U.S. Marines in 1971. He graduated with distinction from the Air Command and Staff College, received an M.A. in national security and strategic studies from the Naval War College, completed a fellowship with the Massachusetts Institute of Technology, and was honored with a Naval War College Distinguished Leadership Award.

About Raytheon
Raytheon Company, with 2011 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 90 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 71,000 people worldwide. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter at @raytheon.